UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a 12

Business Development Corporation of America

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

In connection with the mailing of the definitive proxy statement of Business Development Corporation of America (the “Company”) and the solicitation of proxies with respect to the proposals set forth in the definitive proxy statement, the following telephone solicitation script was prepared for use by the Company’s Chairman, Chief Executive Officer and President with stockholders of the Company after the time of the mailing of the definitive proxy statement.

Richard Byrne Call Script for BDCA Proxy Solicitation

Hi, this is Rich Byrne. I am the CEO of Business Development Corporation of America.

I am calling you again with an urgent request.

This year’s annual shareholder meeting has been adjourned until this Friday, June 22nd, to allow shareholders like you additional time to consider the remaining proposal on the Company’s ballot.

We believe this can potentially enhance the quality of our portfolio and protect the Company in the event of a market dislocation.

Our records indicate that we have not yet received your vote. If you are ready to vote your shares now, you may do so by pressing the number one on your keypad at any time to be connected to a proxy specialist.

Your vote matters and is important no matter how many shares you own. If you have received this on your voicemail, or have any questions about the proxy materials, you may contact the specialists at Broadridge Advisors. They are our proxy agent. They can be reached at 855-486-7909.

Thank you again for your time, and we appreciate your confidence in Business Development Corporation of America.